Exhibit 99.1

Contacts:	Pamela S. Hendry, Senior Vice President & Treasurer
ILFC Investor contact
310-788-1999

Paul Thibeau
ILFC Media Relations contact
310-788-1999
pthibeau@ilfc.com

INTERNATIONAL LEASE FINANCE CORPORATION ANNOUNCES COMPLETION OF TENDER OFFERS FOR CERTAIN OUTSTANDING DEBT

Los Angeles, CA, June 17, 2011 — International Lease Finance Corporation (“ILFC”), a wholly-owned subsidiary of American International Group, Inc. (NYSE: AIG) (“AIG”), announced today the completion of its previously announced tender offers to purchase certain of its notes (the “Notes”).  ILFC accepted for purchase $1,672,299,000 aggregate principal amount of Notes for total cash consideration, including accrued and unpaid interest, of approximately $1.75 billion.

As of 11:59 p.m., New York City time on June 16, 2011 (the “Expiration Date”), ILFC received valid tenders that were not withdrawn from the holders of the following Notes.

Title of Security	CUSIP and ISIN Numbers	Aggregate Principal Amount Outstanding(1)	Acceptance Priority Level	Tender Offer Consideration(2)	Total Consideration(2)(3)	Total Principal Amount Tendered(4)	% of Total Principal Amount Outstanding	Total Principal Amount Accepted for Purchase

Any and All Tender Offers

4.750% Medium-Term Notes, Series Q, due January 13, 2012	459745FN0 and US459745FN06	$500,000,000	N/A	$995.00	$1,025.00	$293,496,000	58.70%	$293,496,000

5.400% Medium-Term Notes, Series R, due February 15, 2012	45974VA99 and US45974VA991	$750,000,000	N/A	$1,000.00	$1,030.00	$386,623,000	51.55%	$386,623,000

Maximum Tender Offers

5.350% Medium-Term Notes, Series R, due March 1, 2012	45974VB23 and US45974VB239	$600,000,000	1	$1,000.00	$1,030.00	$265,371,000	44.23%	$265,371,000

5.300% Medium-Term Notes, Series R, due May 1, 2012	45974VB31 and US45974VB312	$850,000,000	2	$1,006.25	$1,036.25	$402,993,000	47.41%	$402,993,000

5.550% Medium-Term Notes, Series R, due September 5, 2012	45974VA73 and US45974VA736	$300,000,000	3	$1,012.50	$1,042.50	$100,872,000	33.62%	$100,872,000

5.000% Medium-Term Notes, Series Q, due September 15, 2012	459745FR1 and US459745FR10	$300,000,000	4	$1,005.00	$1,035.00	$103,564,000	34.52%	$103,564,000

5.250% Medium-Term Notes, Series Q, due January 10, 2013	45974VZX9 and US45974VZX99	$300,000,000	5	$1,007.50	$1,037.50	$72,234,000	24.08%	$72,234,000

6.375% Medium-Term Notes, Series R, due March 25, 2013	45974VB72 and US45974VB726	$1,000,000,000	6	$1,030.00	$1,060.00	$305,286,000	30.53%	$47,146,000

(1)          As of June 2, 2011.

(2)          For each $1,000 principal amount of Notes (excludes accrued but unpaid interest thereon paid in addition to the Tender Offer Consideration or the Total Consideration, as applicable).

(3)          Includes the Tender Offer Consideration and an early tender payment of $30.00 for each $1,000 principal amount of Notes tendered prior to the Early Tender Date.

(4)          Includes the Any and All Notes (defined below) that were validly tendered and accepted on the Early Tender Date (defined below) and for which payment was settled on June 3, 2011.

As previously announced, on June 2, 2011 ILFC accepted for early payment all of the Notes listed under the heading “Any and All Tender Offers” in the table above (the “Any and All Notes”) that were validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on June 2, 2011 (the “Early Tender Date”), which was $293,017,000 aggregate principal amount of its 4.750% Medium-Term Notes, Series Q, due January 13, 2012 and $386,510,000 aggregate principal amount of its 5.400% Medium-Term Notes, Series R, due February 15, 2012 (the “Any and All Early Payment Notes”).  ILFC settled the payment for such accepted Any and All Early Payment Notes on June 3, 2011. The total cash consideration, including accrued and unpaid interest, for such Any and All Early Payment Notes was approximately $710.1 million.

Also, as previously announced, based on the success of the tender offers, on June 8, 2011, ILFC terminated its previously announced tender offers for its 5.875% Medium-Term Notes, Series O, due May 1, 2013, 5.625% Medium-Term Notes, Series R, due September 20, 2013, and 6.625% Medium-Term Notes, Series R, due November 15, 2013, and returned such notes that were previously tendered.

ILFC accepted all validly tendered Any and All Notes, including the Any and All Early Payment Notes, for total cash consideration, including accrued and unpaid interest, of approximately $710.7 million.

ILFC accepted $992,180,000 aggregate principal amount of the validly tendered Notes listed under the heading “Maximum Tender Offers” in the table above for total cash consideration, including accrued and unpaid interest, of approximately $1.04 billion.

ILFC has deposited with the Depository Trust Company the amount of cash necessary to pay for all Notes that were accepted for payment. Each holder who validly tendered Notes prior to the Early Tender Date that were accepted by ILFC received the Total Consideration, which consists of the Tender Offer Consideration and $30.00 as an early tender payment.  In addition, accrued and unpaid interest up to, but not including, the applicable payment date of the Notes, was paid in cash on all tendered and accepted Notes.

Barclays Capital Inc. and J.P. Morgan Securities LLC acted as the Dealer Managers in connection with the tender offers for the Notes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes subject to the tender offers or any other securities, nor shall there be any offer, solicitation or sale of such securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About ILFC

ILFC is the international market leader in the leasing and remarketing of commercial jet aircraft to airlines around the world. Through our employees’ expertise and passion for aviation, ILFC delivers innovative customized fleet solutions that generate strong financial performance. ILFC currently owns and manages a fleet portfolio of over 1000 aircraft. www.ilfc.com

About AIG

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries.  AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property casualty networks of any insurer.  In addition, AIG companies are leading providers of life insurance and retirement services in the United States.  AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.